Exhibit 99.1

TRC Appoints Sherwood L. Boehlert to Board of Directors

Former U.S. Congressman Brings a Wealth of Expertise and Industry Experience

Lowell, MA, January 19, 2007 - TRC (NYSE: TRR) today announced that former United States Congressman, Sherwood L. Boehlert, 70, has been elected to the Company’s Board of Directors.

“Representative Boehlert established a reputation as a recognized leader in developing environmental and infrastructure policy during his lengthy term of service in Congress, and we are delighted to welcome him to our Board,” said Chris Vincze, President and Chief Executive Officer of TRC.  “Sherry’s broad policy experience, valuable insights and far-reaching industry knowledge will be important assets to TRC going forward.  His extensive contacts in both the environmental and infrastructure markets represent tremendous value for the Company.  As we move ahead with completing the turnaround of our organization, we look forward to his significant contributions as we further strengthen the strategic resources of our Board.”

Former Representative Boehlert recently retired following 24 years of service in the House of Representatives, representing New York’s 24th Congressional District.  Boehlert was elected in January 1983 and served until January 3, 2007.  In 2005, Boehlert co-authored the Safe, Accountable, Flexible, Efficient Transportation Equity Act: A Legacy for Users (SAFETEA-LU) bill, which guaranteed funding for highways, highway safety and public transportation.  SAFETEA-LU represents the largest surface transportation investment in U.S. history, totaling $286 billion.  He held a position on the Science Committee throughout his entire Congressional career, and served as Chairman from 2001 until his retirement in 2007.  Boehlert was appointed to the House Permanent Select Committee on Intelligence by two successive Speakers of the House and was also a founding senior member of the new House Committee on Homeland Security.  In addition, Boehlert was the third-ranking member of the Transportation Committee and has served as the chairman of its subcommittee on Water Resources and Environment.  He began his career as staff person for United States Representative Alexander Pirnie of New York from 1964 to1979.  Boehlert served 2 years in the United States Army and received a B.S. from Utica College, Utica, N.Y.

About TRC

TRC creates and implements sophisticated and innovative solutions to the challenges facing America’s real estate, environmental, energy, and infrastructure markets. The Company is also a leading provider of technical, financial, risk management, and construction services to commercial and government customers across the country. For more information, visit TRC’s website at www.TRCsolutions.com.

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